EXHIBIT 10.11
INTERNATIONAL COAL GROUP, INC.
AMENDED AND RESTATED
2005 EQUITY AND PERFORMANCE INCENTIVE PLAN
NON-EMPLOYEE DIRECTOR RESTRICTED SHARE UNIT AGREEMENT

THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), dated as of _______________, 20___, is entered into between International Coal Group, Inc., a Delaware corporation (the “Company”), and __________________________ (“Grantee”).  Capitalized terms used herein but not defined shall have the meanings assigned to those terms in the Company’s Amended and Restated 2005 Equity and Performance Incentive Plan, as amended (the “Plan”).

WITNESSETH:

A. The Plan provides for grants of Restricted Share Units to Non-Employee Directors of the Company; and

B. Grantee is a Non-Employee Director of the Company; and

C. The execution of this Agreement in the form hereof has been authorized by the Board.

NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth in this Agreement, the Company and Grantee agree as follows:

1. Grant of Restricted Share Units.  Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee __________ Restricted Share Units (the “Grant”).  This Agreement constitutes an “Evidence of Award” under the Plan.

2. Date of Grant.  The effective date of the grant of the Restricted Share Units is ________ (the “Date of Grant”).

3. Restrictions on Transfer of Restricted Share Units.  Other than as provided herein, neither the Restricted Share Units granted hereby nor any interest therein shall be transferable other than by will or the laws of descent and distribution.

4. Vesting of Restricted Share Units.  Subject to Section 5 hereof, the Restricted Share Units shall be fully vested on the Date of Grant; provided, however,  that the certificates representing the Common Shares subject to the Grant shall not be delivered to Grantee until the six-month anniversary of the date on which Grantee ceases to provide services to the Company as a Non-Employee Director of the Company.

5. Forfeiture of Restricted Share Units.  Notwithstanding any provisions of this Agreement to the contrary, if Grantee violates the terms and conditions contained in Section 9, Grantee will forfeit the Grant (including the vested Restricted Share Units).

6. Payment of Restricted Share Unit.  The restrictions on transfer on the Restricted Share Units imposed by Section 3 shall lapse and the shares of Common Stock underlying the Restricted Share Units shall be transferred to the Grantee (or to the Grantee’s estate as the case may be), except as otherwise provided in Section 8, upon the six-month anniversary of the date on which Grantee ceases to provide services to the Company as a Non-Employee Director of the Company; provided, however, that if at the time a payment or settlement would otherwise be due under this Section 6, the Grantee is a “specified employee” within the meaning of Section 409A of the Code (determined in accordance with methodology and procedures adopted by the Company and then in effect) and the payment is considered deferred compensation within the meaning of Section 409A of the Code, such payment shall instead be made on the first day after the sixth month following the month in which the payment was initially due to be made.

7. Dividend, Voting and Other Rights.  The Grantee shall have no rights of ownership in the Restricted Share Units and shall have no voting rights with respect to such Restricted Share Units until the date on which the shares of Common Stock are transferred to the Grantee pursuant to Section 6 above.  From and after the Date of Grant and until the earlier of (a) the time when the Grantee receives the shares of Common Stock underlying the Restricted Share Units in accordance with Section 6 or (b) the time when the Grantee’s right to receive the Restricted Share Units is forfeited in accordance with Section 5 hereof, the Company shall pay to the Grantee whenever a normal cash dividend is paid on shares of Common Stock, an amount of cash equal to the product of the per-share amount of the dividend paid times the number of such Restricted Share Units.  Such payment shall be made within 30 days after the corresponding dividend payment is made to the stockholders of the Company.

8. Retention of Common Stock by the Company.  During the period in which the restrictions on transfer and risk of forfeiture provided in Sections 3, 4 and 5 above are in effect, the certificates representing the Common Shares covered by the Grant shall be retained by the Company.  To the extent the issuance of the Common Stock is recorded in a book-entry system, appropriate notations shall be made to reflect the restrictions on transfer and risk of forfeiture.  At such time as the Restricted Share Units become payable as specified in Section 4, the Company shall deliver all certificates representing such payable shares of Common Stock to the Grantee or remove the restrictions from the book-entry system, except in the event that the Grantee has notified the Company of his or her election to satisfy any tax obligations by surrender of a portion of such Common Shares, the Company will deliver the certificates or adjust the book-entry representing the remaining balance of Common Shares after the amount necessary for such taxes has been deducted.

9. Confidentiality; Non-Disparagement.  Grantee, both during the term hereof and thereafter, will not, directly or indirectly, use for himself or use for, or disclose to, any party other than the Company, any secret or confidential information or data regarding the business of the Company or any of its Subsidiaries, or any secret or confidential information or data regarding the business or property of the Company or any of its Subsidiaries, or regarding any secret or confidential apparatus, process, system or other method at any time use, developed or investigated by or for the Company or any of its Subsidiaries, whether or not developed, acquired, discovered or investigated by Grantee. Upon the date Grantee ceases to provide services to the Company, or as soon thereafter as possible, Grantee shall promptly deliver to the Company all memoranda, notes, records, plats, sketches, plans or other documents made by, compiled by, delivered to, or otherwise acquired by Grantee concerning the business or properties of the Company or any of its Subsidiaries, or any secret or confidential product, apparatus or process used, developed, acquired or investigated by the Company or any of its Subsidiaries.

Grantee agrees that Grantee will not make any statements, whether oral, written, telephonic, electronic, or by or in any other method or in any other format, that in any way disparage, damage, or undermine the character or reputation of the Company or any of its Subsidiaries, or any member of management thereof; provided, however, that Grantee may make such statements as are necessary to comply with law.  The Company may resort to a court of equity to enforce this Section 9 by injunctive relief.  In the event of a breach or threatened breach of this Section 9 by Grantee, the Company may withhold the Grant (including any vested Restricted Share Units) under this Agreement pending the outcome of litigation and/or arbitration regarding such alleged breach of this Agreement by Grantee.  Grantee agrees that the Company may enforce this Section 9 without posting a bond and without giving notice to the maximum extent permitted by law.

10. Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock or other securities pursuant to this Agreement if the issuance thereof would, in the reasonable opinion of the Company, result in a violation of any such law.  In such case, the Company shall comply with Treasury Regulation section 1.409A-2(b)(7)(ii).

11. Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to Grantee.  This Agreement and the Plan shall be administered in a manner consistent with this intent.

12. Communications.  All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to the Company, at:	300 Corporate Centre Drive
Scott Depot, WV 25560
Attention: General Counsel

If to Grantee, at:	Grantee’s address provided by Grantee on the last page hereof

Either the Company or Grantee may change the above designated address by written notice to the other specifying such new address.

13. Interpretation.  The interpretation and construction of this Agreement by the Board shall be final and conclusive.  No member of the Board shall be liable for any such action or determination made in good faith.

14. Amendment in Writing.  This Agreement may be amended as provided in the Plan; provided, however, that all such amendments shall be in writing.

15. Integration.  The Restricted Share Units are granted pursuant to the Plan.  Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan.    In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  A copy of the Plan is available upon request and is incorporated herein by reference.  As such, this Agreement and the Plan embody the entire agreement and understanding of the Company and Grantee and supersede any prior understandings or agreements, whether written or oral, with respect to the Restricted Share Units.  The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with this Grant.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Grantee under this Agreement without Grantee’s consent.

16. Severance.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.

17. Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives, and assigns of Grantee, and the successors and assigns of the Company.

18. Governing Law.  This Agreement is made under, and shall be construed in accordance with, the laws of the State of Delaware.

19. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement is executed by a duly authorized representative of the Company on the day and year first above written.

INTERNATIONAL COAL GROUP, INC.
By:
Name:
Title:

The undersigned Grantee acknowledges receipt of an executed original of this Agreement and accepts the Restricted Share Units subject to the applicable terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Date:
Grantee

GRANTEE:   Please complete/update the following information.

Name:
Address: